UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 15, 2021

GUARDANT HEALTH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38683	45-4139254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Penobscot Dr.

Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

855-698-8887

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	GH	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 15, 2021, the Board of Directors (the “Board”) of Guardant Health, Inc. (the “Company”) increased the number of directors on the Board to nine and appointed Myrtle Potter as a Class I director of the Company. Ms. Potter will serve on the Board for a term expiring at the 2022 Annual Meeting of Stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. In connection with her appointment to the Board, Ms. Potter was also appointed to the audit committee of the Board.

Ms. Potter currently serves as the Chief Executive Officer of Sumitovant Biopharma, Inc., the parent company of five biotechnology subsidiaries. She served as Vant Operating Chair at Roivant Sciences, Inc. from July 2018 to December 2019. In that role she oversaw nine biopharmaceutical companies with over thirty investigational drugs in eleven therapeutic areas. As Chief Executive Officer of Myrtle Potter & Company, LLC from September 2005 to July 2018, she and her hand-picked team of experts led major strategic efforts and the preparation for multiple product launches for numerous biopharmaceutical companies. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as the President, Commercial Operations and Executive Vice President of Genentech. Prior to joining Genentech, she held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb, and a vice president at Merck & Co. While at Merck, she started the company Astra Merck Incorporated which later, through a series of transactions, became a part of AstraZeneca PLC. Ms. Potter currently serves on the board of Liberty Mutual Insurance Group and the Board of Trustees of The University of Chicago, and has previously served on the boards of Amazon.com, Inc., Axsome Therapeutics, Inc., Express Scripts Holding Company and Medco Health Solutions, Inc. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

Ms. Potter will receive the standard compensation paid by the Company to all of its non-employee directors under the Company’s Amended Non-Employee Director Compensation Program (the “Program”). Pursuant to the Program, Ms. Potter will receive a stock option award and restricted stock unit award, each with a value of $362,500 (collectively, the “Initial Awards”). Although the Program provides equity grants automatically, and without further action of the Board, to each eligible non-employee director, the Board approved a modified grant date of November 8, 2021 for the Initial Awards. Each of the Initial Awards will vest with respect to one-fourth (1/4th) of the shares subject thereto on the first anniversary of Ms. Potter’s appointment to the Board, and as to the remaining three-fourths (3/4ths) of the shares subject thereto on each monthly anniversary of Ms. Potter’s appointment to the Board during the three-year period thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Ms. Potter, which will require the Company to indemnify her against certain liabilities that may arise as result of her status or service as a director. The description of Ms. Potter’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on September 18, 2018 as Exhibit 10.8.

There are no arrangements or understandings between Ms. Potter and any other person pursuant to which she was selected as a director, nor are there any transactions in which Ms. Potter has an interest that would be reportable under Item 404(a) of Regulation S-K.

On October 20, 2021, the Company issued a press release announcing Ms. Potter’s appointment to the Board, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of Guardant Health, Inc., dated October 20, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GUARDANT HEALTH, INC.

Date: October 20, 2021
	By:	/s/ John G. Saia
John G. Saia

Senior Vice President, General Counsel and Corporate Secretary